For Information Contact:

Maureen Crystal

Tel: (703) 707-6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports First Quarter Financial Results
  Revenue for 2010 up 9.5% to $115 million
  Organic growth of 6.2% for Q1 2010
  First quarter EPS growth of 16% to $0.39
  Contract awards for first quarter of $120 million
  Book-to-bill of 1.0 times
  Strong operating cash flows as DSO was reduced to 74 days

RESTON, Va. -- BUSINESS WIRE -- May 5, 2010 -- NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, announced today results for the first quarter 2010. The table below is a summary of our financial results:

Q1 2010
Revenue	$115 million
Operating income	$8.8 million
Operating margin	7.7%
Net income	$5.5 million
Diluted EPS	$0.39

Reported Results

For the first quarter of 2010, NCI reported revenue of $115 million compared to $105 million for the first quarter of 2009 with an organic revenue growth rate of approximately 6.2%. We define our organic revenue growth rate as the increase in revenue, from period to period, excluding the effect of acquisitions. Operating income for the first quarter of 2010 was $8.8 million, compared to $8.0 million for the first quarter of 2009. Operating margin of 7.7% for the first quarter of 2010 compared with an operating margin of 7.6% for the same period in 2009. Net income for the first quarter of 2010 was $5.5 million, compared to $4.7 million for the same period in 2009. Diluted earnings per share for the first quarter were $0.39 per share, compared to $0.34 per share for the comparable period in 2009. The effective tax rate for the first quarter of 2010 was 36.9%, which is lower than the prior year first quarter rate of 40.0%. Diluted shares outstanding for the first quarter of 2010 were 13.9 million shares compared to 13.7 million shares for the first quarter of 2009.

CEO Comments

Charles K. Narang, NCI's Chairman and CEO, said, "The fundamental tenet of our business strategy-to create and sustain value to our customers, employees, and shareholders-remains unchanged. At our IPO in 2005, we stated that we expected to be at a $500 million run rate by 2010. With that goal in our sights, we continue to focus on building a performance platform designed to deliver a billion-dollar entity, and we have begun investing in systems, people, and infrastructure to realize our long-term goals."

Business Discussion

NCI's President, Terry Glasgow, stated, "As we look to 2010, we see this as a very important year for moving to the next level of corporate growth. We believe we are focused on the right markets, the right customers, and the right service offerings that will enable us to continue our strategy of building 'platforms for growth.' These growth platforms align areas of deep technical expertise with favorable trends in the marketplace to deliver on our long-term financial goals. While some upfront investment will be required, we believe these investments will support our 10% to 15% organic growth goals and position us to grow to the $1 billion level."

Key Metrics

NCI reported total backlog at the end of the first quarter of $1,506 million, of which $261 million was funded backlog. This compares to total backlog of $1,501 million at the end of 2009, which included $250 million in funded backlog. During the first quarter of 2010, approximately 83% of revenue was from prime contracts. Time-and-materials contracts accounted for 50% of revenue; cost-plus contracts accounted for 17% of revenue; and fixed-price contracts accounted for 33% of revenue for the first quarter of 2010. Our customer mix for the first quarter of 2010 reflects approximately 89% of revenue from the Department of Defense and Intelligence customers, and approximately 11% of revenue from Federal Civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 74 days, or a seven-day improvement from the previous quarter.

Outlook

The table below summarizes the guidance ranges for the second quarter of 2010 and full year. This outlook does not reflect the impact of any future acquisitions.

	2nd Quarter 2010	Full Year 2010
Revenue	$130 million-$135 million	$550 million-$565 million
Diluted Earnings Per Share	$0.34-$0.37	$1.64-$1.72

Conference Call Information

The NCI, Inc. executive management will hold a conference call today at 5 p.m. EST, to discuss our first quarter 2010 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 4883854. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. ET today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 4883854. A replay webcast will also be available on the NCI, Inc. website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies. We have the following industry-leading and globally recognized certifications: ISO 9001:2000; ISO 20000-1:2005; and CMMI Level 3 Appraisal. NCI's award-winning expertise encompasses areas critical to its customers' mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT/medical transformation; and training and simulation. The company is a member of the Russell 2000 and S&P Small Cap 600 indexes. Headquartered in Reston, Virginia, NCI has approximately 2,800 employees and more than 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may," "will," "intends," "should," "expects," "plans," "projects," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending priorities, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; adverse results of U.S. Government audits of our Government contracts; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific IDIQ contracts and/or schedule contracts with the General Services Administration; and (vi) the Government's "insourcing" of previously contracted support services and the realignment of funds to other non-defense related programs; the impact of the current credit market conditions; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended March 31,
	2010	2009

Revenue	$114,993	$105,017

Operating costs and expenses:
Cost of revenue	99,392	91,324
General and administrative expense	5,617	4,762
Depreciation and amortization	575	498
Amortization of intangible assets	597	448
Total operating costs and expenses	106,181	97,032

Operating income	8,812	7,985
Interest income	18	20
Interest expense	(161)	(212)

Income before taxes	8,669	7,793
Income tax expense	3,203	3,118
Net income	$5,466	$4,675

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,568	13,409

Net income per share	$0.40	$0.35

Diluted:
Weighted average shares and equivalent shares outstanding	13,877	13,741

Net income per share	$0.39	$0.34

NCI, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	As of March 31, 2010	As of December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,110	$1,193
Accounts receivable, net	94,883	110,027
Deferred tax assets	6,449	4,525
Prepaid expenses and other current assets	3,319	1,677
Total current assets	105,761	117,422

Property and equipment, net	9,781	8,253
Other assets	858	827
Intangible assets, net	7,972	8,569
Goodwill	106,580	106,580
Total assets	$230,952	$241,651

Liabilities and stockholders' equity
Current liabilities:
Current portion of debt	$31,000	$-
Accounts payable	33,749	42,333
Accrued salaries and benefits	17,277	21,012
Other accrued expenses/liabilities	6,852	4,222
Deferred revenue	1,769	1,782
Total current liabilities	90,647	69,349

Long-term debt	-	42,000
Other liabilities	6	23
Deferred rent	1,758	1,914
Deferred tax liabilities, net	6,239	4,138
Total liabilities	98,650	117,424

Stockholders' equity:
Class A common stock, $0.019 par value-37,500,000 shares authorized; 8,399,769 shares issued and outstanding as of March 31, 2010, and 8,288,454 shares issued and outstanding as of December 31, 2009	160	158
Class B common stock, $0.019 par value-12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of March 31, 2010 and December 31, 2009	99	99
Additional paid-in capital	65,551	62,943
Retained earnings	66,492	61,027
Total stockholders' equity	132,302	124,227

Total liabilities and stockholders' equity	$230,952	$241,651

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities
Net income	$5,466	$4,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,172	946
Non-cash stock compensation expense	397	281
Deferred income taxes	178	198
Changes in operating assets and liabilities:
Accounts receivable, net	15,145	6,888
Prepaid expenses and other assets	(1,675)	(1,390)
Accounts payable	(8,584)	(1,315)
Accrued expenses/other current liabilities	(1,131)	165
Deferred rent	(141)	(140)
Net cash provided by operating activities	10,827	10,308

Cash flows from investing activities
Purchase of property and equipment	(2,103)	(810)
Net cash used in investing activities	(2,103)	(810)

Cash flows from financing activities
Proceeds from exercise of stock options	2,179	188
Excess tax deduction from exercise of stock options	34	20
Payments on line of credit, net	(11,000)	(9,500)
Principal payments under capital lease obligations	(20)	(32)
Net cash used in financing activities	(8,807)	(9,324)

Net change in cash and cash equivalents	(83)	174
Cash and cash equivalents, beginning of period	1,193	1,267
Cash and cash equivalents, end of period	$1,110	$1,441

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$161	$212
Income taxes	$1,416	$1,423

###